EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the Nasdaq National Market System. The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
2/24/20101	Sale	$14.9055	1502
2/25/20102	Sale	14.8443	2002
3/01/20103	Sale	14.5806	526
3/02/20104	Sale	14.4853	1005
3/03/20105	Sale	14.5071	14414
3/04/20106	Sale	14.6524	15132
3/05/20107	Sale	14.9171	700
3/09/2010	Sale	14.75	2500
3/10/20108	Sale	14.8521	1390
3/11/2010	Sale	14.80	1064
3/12/20109	Sale	14.7471	350

1 This transaction was executed in multiple trades at prices ranging from $14.90 - 15.00.
2 This transaction was executed in multiple trades at prices ranging from $14.80 - 14.90.
3 This transaction was executed in multiple trades at prices ranging from $14.50 - 14.65.
4 This transaction was executed in multiple trades at prices ranging from $14.45 - 14.58.
5 This transaction was executed in multiple trades at prices ranging from $14.50 - 14.59.
6 This transaction was executed in multiple trades at prices ranging from $14.58 - 14.84.
7 This transaction was executed in multiple trades at prices ranging from $14.87 - 14.98.
8 This transaction was executed in multiple trades at prices ranging from $14.82 - 14.86.
9 This transaction was executed in multiple trades at prices ranging from $14.74 - 14.75.